Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

July 10, 2024

Asset Entities Inc.
100 Crescent Court, 7th Floor
Dallas, Texas 75201

Re:	Asset Entities Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Asset Entities Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of up to 416,694 shares (the “Shares”) of its Class B Common Stock (the “Common Stock”) on Form S-1 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) as of the date hereof in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

Of the 416,694 Shares, (a) up to 385,894 of the Shares (the “Conversion Shares”) are issuable upon the conversion of the Company’s Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”) and (b) up to 30,800 of the Shares (the “Placement Agent Warrant Shares”) are issuable upon the exercise of certain warrants (the “Placement Agent Warrants”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on March 9, 2022, including the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”) as filed with the Secretary of State of Nevada on May 24, 2024, and amended by a Certificate of Amendment to Designation as filed with the Secretary of State of Nevada on June 14, 2024 (collectively with the Certificate of Designation, the “Series A Designation”), and the Certificate of Change as filed with the Secretary of State of Nevada on June 27, 2024;

(c) the Bylaws of the Company as adopted on March 9, 2022;

Asset Entities Inc.

July 10, 2024

(d) the Securities Purchase Agreement dated May 24, 2024, as amended by the First Amendment to Securities Purchase Agreement dated June 13, 2024, pursuant to which the Series A Preferred Stock was issued;

(e) the Placement Agent Warrants; and

(f) certain resolutions and actions of the Board of Directors of the Company relating to the issuance of the Series A Preferred Stock and the Placement Agent Warrants and registration of the Shares under the Securities Act, and such other matters as relevant.

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (f) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f) the execution, delivery, and performance by all parties of the Documents; and

(g) that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of the Shares.

Asset Entities Inc.

July 10, 2024

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)	the issuance of the Conversion Shares has been duly authorized and upon issuance in accordance with the terms of Series A Designation, the Conversion Shares will be validly issued, fully paid, and nonassessable; and

(b)	the issuance of the Placement Agent Warrant Shares has been duly authorized and upon issuance in accordance with the terms of the Placement Agent Warrants, as applicable, the Placement Agent Warrant Shares will be validly issued, fully paid, and nonassessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

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